UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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Baxter International Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 29, 2026

Dear Fellow Stockholders,

We are writing today to request your support for our proposal to amend Baxter’s Certificate of Incorporation (Proposed Charter Amendment) to reduce the minimum number of directors from nine to seven and eliminate the maximum number of directors, with the exact number to be fixed from time to time by the Board. In response to investor feedback on this proposal, the Board has also adopted an amendment to the Company’s Bylaws (Bylaws Amendment), fixing the Board size within a range of seven to twelve members and retaining clear parameters consistent with prevailing governance practices. The Bylaws Amendment takes effect only if stockholders approve the Proposed Charter Amendment and is subject to its terms.

We believe the combination of the Proposed Charter Amendment and Bylaws Amendment creates a framework that provides the following benefits and is in the best interests of Baxter and its stockholders:

•	Flexible Framework: It preserves the Board’s ability to adjust its size as circumstances warrant while maintaining the optimal number of directors to facilitate effective decision making.

•

Supportive of Future Board Refreshment: It is intended to preserve flexibility for continuing Board refreshment and thoughtful succession planning, ensuring an optimal mix of skills, perspectives and experiences on the Board.

•

Clearly Defined Guardrails: It provides stockholders with assurance that any changes to Board size will continue to occur within clear and disciplined parameters, which the Board intends to maintain in the Bylaws until the next Charter amendment is approved by stockholders (at which time the related range would be moved to the Charter).

The Board reiterates its recommendation to vote “FOR” the Proposed Charter Amendment.

We encourage you to review the Proxy Statement and consider this supplemental information in connection with your vote at the Annual Meeting. If you have already voted Against the Proposed Charter Amendment, you may change your vote by following the instructions included in the Proxy Statement.

This Supplement should be read in conjunction with the Proxy Statement. Except as described above, this Supplement does not amend, supplement, or otherwise affect the Proxy Statement.

Thank you for your continued investment and support of Baxter International Inc.

Sincerely,
/s/ Brent Shafer
Brent Shafer
Non-Executive Chair of the Board